Exhibit 99.1.(d)
June 15, 2009
JPMorgan Chase Bank, N.A.
4 New York Plaza
New York, NY 10004
United States
as Depositary
Ladies and Gentlemen:
American Depositary Shares evidenced by American Depositary Receipts for deposited ordinary shares of Yingli Green Energy Holding Company Limited
Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) each ADS representing one ordinary share of Yingli Green Energy Holding Company Limited (the “Company”), a corporation incorporated under the laws of the Cayman Islands. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement dated as of June 13, 2007, as amended by Amendment No. 1 to Deposit Agreement dated as of February 3, 2009 and supplemented by the Supplemental Agreement to the Deposit Agreement dated as of February 3, 2009 (the “Deposit Agreement”).
In rendering the opinion set forth herein, we have assumed that (i) the Deposit Agreement will have been duly authorized, executed and delivered by the Company and the Depositary and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands and (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.
Our opinion expressed herein is limited to the laws of the State of New York and the Federal laws of the United States of America and we express no opinion herein with respect to any other law.
We hereby consent to the use of this opinion as Exhibit (d) of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Yours faithfully

/s/ Clifford Chance
CLIFFORD CHANCE